THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR APPLICABLE STATE SECURITIES LAWS.  THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE 1933 ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR THE AVAILABILITY OF AN EXEMPTION FROM THE REGISTRATION PROVISIONS OF THE 1933 ACT AND APPLICABLE STATE SECURITIES LAWS.

ARISTON PHARMACEUTICALS, INC.

Amended and Restated Convertible Promissory Note

$777,777.76	March 1, 2011

Ariston Pharmaceuticals, Inc., a Delaware corporation (the “Company”), for value received, hereby promises to pay to the order of ICON Clinical Research Limited, an Irish limited company (the “Holder”) in lawful money of the United States of America at the address for notices to Holder set forth below, the principal amount of Seven Hundred Seventy Seven Thousand Seven Hundred Seventy Seven and 76/100 Dollars ($777,777.76), together with interest as set forth below.

1.           Principal and Interest.  Unless converted or prepaid as set forth below, the Company promises to pay (i) a single installment of principal only on March 31, 2011 in the amount of $100,000.00; plus (ii) a single installment of $355,855.57 on January 31, 2012, consisting of (A) $63,663.76 of interest on the unpaid principal amount of this Note from the date hereof through and including January 31, 2012 at the rate of eight percent (8%) per annum, compounded monthly and computed on the basis of a 365-day year based upon the actual number of days elapsed, plus (B) a lump-sum payment of $292,191.81 of principal; plus (iii) beginning February 29, 2012 and on the last day of each succeeding calendar month thereafter until paid, (A) interest on the unpaid principal amount of this Note at the rate of five percent (5%) per annum, not compounded and computed on the basis of a 365-day year based upon the actual number of days elapsed, together with (B) installments of principal of $27,777.78, with the final such installment due and payable on March 31, 2013 (the “Maturity Date”).

2.           Prepayment.  Unless earlier converted in accordance with Section 3 below, some or all of the principal and unpaid accrued interest of this Note may be prepaid without penalty, in whole or in part.  Any prepayment of this Note will be credited first against accrued interest, then principal.  Upon payment in full of the amount of all principal and interest payable hereunder, this Note shall be surrendered to the Company for cancellation.  In the event that the prepayment does not repay all of the outstanding principal and interest, (i) the Company shall issue a replacement note to the Holder in respect of the remaining unpaid principal within 10 days of the relevant prepayment and (ii) repayments of the principal and interest shall continue in the same amounts as provided for in Section 1 and in accordance with the terms of this Note until payment in full.

3.           Conversion Rights.

3.1           Voluntary Conversion by the Holder.  At any time on or prior to the Maturity Date, if not previously converted pursuant to Section 3.2 below, some or all unpaid principal amounts plus outstanding interest under this Note shall, at the sole election of the Holder, be convertible into that number of fully paid and non-assessable shares of common stock of Manhattan Pharmaceuticals, Inc. (“MPI”) as listed on Over The Counter Bulletin Board (the “Manhattan Common Stock ”) equal to five (5) shares of Manhattan Common Stock for each $1.00 of unpaid principal, interest, and other fees owed on the date of conversion (the equivalent of conversion at $.20 per share), as adjusted for stock splits, consolidation, subdivision, stock dividends and other recapitalizations with respect to such shares of Manhattan Common Stock.  In the event the foregoing calculations result in a fractional share, then the Holder shall receive the cash value of any such fractional share on the date of conversion (based on the then amount market value of such shares).

3.2           Voluntary Conversion by the Company.  At any time on or prior to the Maturity Date, if not previously converted pursuant to Section 3.1 above and if MPI’s common stock trades at a price equal to or greater than $.30 per share for a period of twenty (20) consecutive trading days and also on the date of conversion pursuant to this Section 3.2, all unpaid amounts of principal, interest, and other fees under this Note shall, at the sole election of the Company, be convertible into that number of shares of Manhattan Common Stock equal to five (5) shares of Manhattan Common Stock for each $1.00 of unpaid principal owed on the date of conversion (the equivalent of conversion at $.20 per share), as adjusted for stock splits, consolidation, subdivision, stock dividends and other recapitalizations with respect to such shares of Manhattan Common Stock provided (i) there is no restriction on the Holder’s ability to immediately and freely sell all of the shares of Manhattan Common Stock issued to it on the Over The Counter Bulletin Board at the prevailing market price and (ii) the Company notifies the Holder of the Company’s intention to convert at least 2 trading days but not more than 10 trading days prior to the conversion date .  In the event the foregoing calculations result in a fractional share, then the Holder shall receive the cash value of any such fractional share on the date of conversion (based on the then amount market value of such shares).

3.3           Mechanics of Conversion.  Upon conversion of some or all of the outstanding principal, interest or other fees outstanding under this Note into shares of the Manhattan Common Stock in accordance with this Section 3, the applicable amount of principal, interest and other fees to be converted shall be converted without any further action by the Holder; provided, that the Company shall not be obligated to cause the issuance of certificates evidencing the shares of the securities issuable upon such conversion unless the Note is either delivered to the Company or its transfer agent, or the Holder notifies the Company or its transfer agent that such Note has been lost, stolen or destroyed and executes an agreement satisfactory to the Company and MPI (both acting reasonably and neither shall reject a standard indemnity for this situation) to indemnify the Company and MPI from any loss incurred by them in connection with the loss, theft or destruction of such Note.  The Company shall, as soon as practicable after such delivery and no later than 30 days after such delivery, or such agreement and indemnification, cause the issuance of and deliver at such office to such Holder of the Note, a certificate or certificates for the securities to which the Holder shall be entitled and a check payable to the Holder in the amount of any cash amounts payable as the result of any fractional shares.  Such conversion shall be deemed to have been made on the date as determined by the Company and the Holder, as applicable.  The person or persons entitled to receive securities issuable upon such conversion shall be treated for all purposes as the record holder or holders of such securities on such date.  In the event that after a conversion under Section 3.1, some of the principal and/or interest under this Note remains outstanding, repayments of the principal and/or interest shall continue in the same amounts as provided for in Section 1 and in accordance with the terms of this Note until repaid in full.

3.4           Obligations of the Company and MPI with Respect to Manhattan Common Stock.  Until all amounts of principal, interest, and other amounts due pursuant to this Note have been paid in full, or such amounts have been converted into shares of Manhattan Common Stock pursuant to this Section 3, MPI shall reserve that number of shares of Manhattan Common Stock that would be issued to the Holder upon the conversion of this Note.  MPI hereby aggress to be bound by the terms and conditions of this Section 3 with respect to the issuance of Manhattan Common Stock to the Holder.

4.           Attorney’s Fees.  If the indebtedness represented by this Note or any part thereof is collected in bankruptcy, receivership or other judicial proceedings or if this Note is placed in the hands of attorneys for collection after default, the Company agrees to pay, in addition to the principal and interest payable hereunder, reasonable attorneys’ fees and costs incurred by the Holder.

5.           Notices.  Any notice, other communication or payment required or permitted to be made to the Company shall be in writing and shall be deemed to have been given to the Company on the next business day after dispatch if sent by reputable overnight courier addressed to the Company as follows:

Ariston Pharmaceuticals, Inc.
c/o Manhattan Pharmaceuticals, Inc.
48 Wall Street
New York, New York 10005

6.           Defaults and Remedies.

6.1           Events of Default.  An “Event of Default” shall occur hereunder if:

(a)           the Company shall default in the payment of the principal or interest of this Note, when and as the same shall become due and payable, and such nonpayment continues for a period of five (5) days after the due date;

(b)           if the Company shall commence any proceeding in bankruptcy or for dissolution, liquidation, winding-up, composition or other relief under state or federal bankruptcy laws or the Company ceasing or threatening to cease to carry on business;

(c)           if the Company undergoes a Change of Control (being defined as a sale of all or substantially all of its assets, or a merger, consolidation, or other transaction resulting in its stockholders immediately prior to such transaction holding less than a majority of the shares of voting stock immediately after such transaction);

(d)           if such proceedings are commenced against the Company, or a receiver or trustee is appointed for the Company or a substantial part of its property, and such proceeding or appointment is not dismissed or discharged within ninety (90) days after its commencement; or

(e)           the Company breaches or violates any of the terms and conditions of this Note.

6.2           Acceleration.  If an Event of Default occurs under Section 6.1(b) or (c), then the outstanding principal and interest on this Note shall automatically become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are expressly waived.  If any other Event of Default occurs and is continuing, the Holder, by written notice to the Company, may declare the principal and interest on this Note to be due and payable immediately.  Upon any such declaration of acceleration, such principal and interest shall become immediately due and payable and the Holder shall be entitled to exercise all of its rights and remedies hereunder, whether at law or in equity.  The failure of the Holder to declare the Note due and payable shall not be a waiver of its right to do so, and the Holder shall retain the right to declare the Note due and payable unless it shall execute a written waiver.

7.           No Impairment.  The Company will not, by amendment of its Certificate of Incorporation or Bylaws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holder of this Note against impairment.  For the avoidance of doubt, the Company and the Holder understand and agree that the Company’s proposed merger with MPI shall not be a breach of this Section 7.

8.           Waiver of Notice of Presentment.  The Company hereby waives presentment, demand for performance, notice of non-performance, protest, notice of protest and notice of dishonor.  No delay on the part of the Holder in exercising any right hereunder shall operate as a waiver of such right or any other right.

9.           Nonwaiver.  The failure of the Holder to enforce or exercise any right or remedy provided in this Note or at law or in equity upon any default or breach shall not be construed as waiving its rights to enforce or exercise such or any other right or remedy at any later date.  No exercise of the rights and powers granted in or held pursuant to this Note by the Holder, and no delays or omissions in the exercise of such rights and powers shall be held to exhaust the same or be construed as a waiver thereof, and every such right and power may be exercised at any time and from time to time.

10.         Governing Law.  This Note shall be construed in accordance with the laws of the State of Delaware, without regard to the conflicts of laws provisions thereof.

11.         No Stockholder Rights.  Nothing contained in this Note shall be construed as conferring upon the Holder or any other person the right to vote or to consent or to receive notice as a stockholder of the Company provided that these rights will arise as to MPI on the issue of Manhattan Common Stock to the Holder.

12.         Amendment.  Any term of this Note may be amended or waived with the written consent of the Company and the Holder.

13.         No deductions. The Company shall not make any deductions from or claim set off against any amounts payable to the Holder pursuant to this Note.

14.         Amended and Restated Note.  This Note amends and restates, and supersedes, that certain Convertible Promissory Note issued March 8, 2010 by the Company in favor of the Holder (the “Original Note”), which Original Note is hereby deemed null and void and of no further force or effect. The Original Note was issued pursuant to that certain Settlement Agreement between the Company and the Holder, dated as of the date of the Original Note (the “Settlement Agreement”), and was subject to the terms of the Settlement Agreement.  This Note is not subject to the Settlement Agreement, which Settlement Agreement has been fully performed.

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This AMENDED AND RESTATED CONVERTIBLE PROMISSORY NOTE is issued as of the date first above written.

ARISTON PHARMACEUTICALS, INC.

By:
Name:	Michael McGuinness
Title:	Chief Financial Officer

ACKNOWLEDGED AND AGREED
FOR PURPOSES OF SECTION 3 HEREOF:

MANHATTAN PHARMACEUTICALS, INC.

By:
Name:	Michael McGuinness
Title:	Chief Operating and Financial Officer